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                              PUBLIC HEALTH SERVICE


                 COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT


This Cooperative Research and Development Agreement, hereinafter referred to as the "CRADA," consists of this Cover Page, an attached Agreement, and various Appendices referenced in the Agreement. This Cover Page serves to identify the Parties to this CRADA:

                  (1) the following Bureau(s), Institute(s), Center(s) or Division(s) of the National Institutes of Health ("NIH"), the Food and Drug Administration ("FDA"), and the Centers for Disease Control and Prevention ("CDC"):

THE NATIONAL CANCER INSTITUTE,

hereinafter singly or collectively referred to as the Public Health Service ("PHS"); and

                  (2) NEOPHARM, INC., which has offices at 100 Corporate North, Bannockburn, IL 60015 hereinafter referred to as the "Collaborator."

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                 COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

ARTICLE 1.  INTRODUCTION

This Cooperative Research and Development Agreement (CRADA) between PHS and the Collaborator will be effective when signed by all Parties. The research and development activities which will be undertaken by each of the Parties in the course of this CRADA are detailed in the Research Plan (RP) which is attached as Appendix A. The funding and staffing commitments of the Parties are set forth in Appendix B. Any exceptions or changes to the CRADA are set forth in Appendix C. This CRADA is made under the authority of the Federal Technology Transfer Act, 15 U.S.C. Section 3710a ET SEQ. and is governed by its terms.

ARTICLE 2.  DEFINITIONS

As used in this CRADA, the following terms shall have the indicated meanings:

2.1 "AFFILIATE" means any corporation or other business entity controlled by, controlling or under common control with Collaborator. For this purpose, "control" means direct or indirect beneficial ownership of at least fifty (50) percent of the voting stock or at least fifty (50) percent interest in the income of such corporation or other business.

2.2 "COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT" or "CRADA" means this Agreement, entered into by PHS pursuant to the Federal Technology Transfer Act of 1986, as amended, 15 U.S.C. 3710a ET SEQ. and Executive Order 12591 of October 10, 1987.

2.3 "GOVERNMENT" means the Government of the United States as represented through the PHS agency that is a Party to this agreement.

2.4      "IP" means intellectual property.

2.5 "INVENTION" means any invention or discovery which is or may be patentable or otherwise protected under title 35, United States Code, or any novel variety or plant which is or may be protectable under the Plant Variety Protection Act (7U.S.C. 2321 ET SEQ.).

2.6 "PRINCIPAL INVESTIGATOR(S)" OR "PIs" means the persons designated respectively by the Parties to this CRADA who will be responsible for the scientific and technical conduct of the RP.

2.7 "PROPRIETARY/CONFIDENTIAL INFORMATION" means confidential scientific, business, or financial information provided that such information does not include:

         2.7.1 information that is publicly known or available from other sources who are not under a confidentiality obligation to the source of the information;

         2.7.2 information which has been made available by its owners to others without a confidentiality obligation;

         2.7.3 information which is already known by or available to the receiving Party without a confidentiality obligation; or

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         2.7.4      information which relates to potential hazards or
                    cautionary warnings associated with the production, handling or use of the subject matter of the Research Plan of this CRADA.

2.8 "RESEARCH MATERIALS" means all tangible materials other than Subject Data first produced in the performance of this CRADA.

2.9 "RESEARCH PLAN" or "RP" means the statement in Appendix A of the respective research and development commitments of the Parties to this CRADA.

2.10 "SUBJECT INVENTION" means any Invention of the Parties, conceived or first actually reduced to practice in the performance of the Research Plan of this CRADA.

2.11 "SUBJECT DATA" means all recorded information first produced in the performance of this CRADA by the Parties.

ARTICLE 3.  COOPERATIVE RESEARCH

3.1 PRINCIPAL INVESTIGATORS. PHS research work under this CRADA will be performed by the PHS laboratory identified in the RP, and the PHS Principal Investigator (PI) designated in the RP will be responsible for the scientific and technical conduct of this project on behalf of PHS. Also designated in the RP is the Collaborator PI who will be responsible for the scientific and technical conduct of this project on behalf of the Collaborator.

3.2 RESEARCH PLAN CHANGE. The RP may be modified by mutual written consent of the Principal Investigators. Substantial changes in the scope of the RP will be treated as amendments under Article 13.6.

ARTICLE 4.  REPORTS

4.1 INTERIM REPORTS. The Parties shall exchange formal written interim progress reports on a schedule agreed to by the PIs, but at least within twelve (12) months after this CRADA becomes effective and at least within every twelve (12) months thereafter. Such reports shall set forth the technical progress made, identifying such problems as may have ben encountered and establishing goals and objectives requiring further effort, any modifications to the Research Plan pursuant to
         Article 3.2, and all CRADA-related patent applications filed.

4.2 FINAL REPORTS. The Parties shall exchange final reports of their results within four (4) months after completing the projects described in the RP or after the expiration or termination of this CRADA.

ARTICLE 5.  FINANCIAL AND STAFFING OBLIGATIONS

5.1 PHS AND COLLABORATOR CONTRIBUTIONS. The contributions of the Parties, including payment schedules, if applicable, are set forth in Appendix
         B. PHS shall not be obligated to perform any of the research specified herein or to take any other action required by this CRADA if the funding is not provided as set forth in Appendix B. PHS shall return excess funds to the Collaborator when it sends its final fiscal report pursuant to Article 5.2, except for staffing support pursuant to
         Article 10.3. Collaborator acknowledges that the U.S. Government will

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         have the authority to retain and expend any excess funds for up to one
         (1) year subsequent to the expiration or termination of the CRADA to cover any costs incurred during the term of the CRADA in undertaking the work set forth in the RP.

5.2 ACCOUNTING RECORDS. PHS shall maintain separate and distinct current accounts, records, and other evidence supporting all its obligations under this CRADA, and shall provide the Collaborator, a final fiscal report pursuant to Article 4.2.

5.3 CAPITAL EQUIPMENT. Equipment purchased by PHS with funds provided by the Collaborator shall be the property of PHS. All capital equipment provided under this CRADA by one party for the use of another Party remains the property of the providing Party unless other disposition is mutually agreed upon in writing by the Parties. If title to this equipment remains with the providing Party, that Party is responsible for maintenance of the equipment and the costs of its transportation to and from the site where it will be used.

ARTICLE 6.  INTELLECTUAL PROPERTY RIGHTS AND PATENT APPLICATIONS

6.1 REPORTING. The Parties shall promptly report to each other in writing each Subject Invention resulting from the research conducted under this CRADA that is reported to them by their respective employees. Each Party shall report all Subject Inventions to the other Party in sufficient detail to determine inventorship. Such reports shall be treated as Proprietary/Confidential Information in accordance with
         Article 8.4.

6.2 COLLABORATOR EMPLOYEE INVENTIONS. If the Collaborator does not elect to retain its IP rights, the Collaborator shall offer to assign these IP rights to the Subject Invention to PHS pursuant to Article 6.5. If the Collaborator declines such assignment, PHS may release IP rights in such Subject Invention to its employee inventors pursuant to Article 6.6.

6.3 PHS EMPLOYEE INVENTIONS. PHS on behalf of the U.S. Government may elect to retain IP rights to each Subject Invention made solely by PHS employees. If PHS does not elect to retain IP rights, PHS shall offer to assign these IP rights to such Subject Invention to the Collaborator pursuant to Article 6.5. If the Collaborator declines such assignment, PHS may release IP rights in such Subject Invention to its employee inventors pursuant to Article 6.6.

6.4 JOINT INVENTIONS. Each Subject Invention made jointly by PHS and Collaborator employees shall be jointly owned by PHS and the Collaborator. The Collaborator may elect to file the joint patent or other IP application(s) thereon and shall notify PHS promptly upon making this election. If the Collaborator decides to file such applications, it shall do so in a timely manner and at its own expense. If the Collaborator does not elect to file such application(s), PHS on behalf of the U.S. Government shall have the right to file the joint application(s) in a timely manner and at its own expense. If either Party decides not to retain its IP rights to a jointly owned Subject Invention, it shall offer to assign such rights to the other Party pursuant to Article 6.5. If the other Party declines such assignment, the offering Party may release its IP rights as provided in Articles 6.2, 6.3, and 6.6.

6.5 FILING OF PATENT APPLICATIONS. With respect to Subject Inventions made by the Collaborator as described in Article 6.2, or by PHS as described in Article 6.3, a Party exercising its right to elect to retain IP rights to a Subject Invention agrees to file patent or other IP applications in a timely manner and at its own expense and after consultation with the other Party. The Party

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         shall notify the other Party of its decision regarding filing in countries other than the United States in a timely manner. The Party may elect not to file a patent or other IP application thereon in any particular country or countries provided it so advises the other Party ninety (90) days prior to the expiration of any applicable filing deadline, priority period or statutory bar date, and hereby agrees to assign its IP right, title and interest in such country or countries to the Subject Invention to the other Party and to cooperate in the preparation and filing of a patent or other IP applications. In any countries in which title to patent or other IP rights is transferred to the Collaborator, the Collaborator agrees that PHS inventors will share in any royalty distribution that the Collaborator pays to its own inventors.

6.6 RELEASE TO INVENTORS. In the event neither of the Parties to this CRADA elects to file a patent or other IP application on a Subject Invention, either or both (if a joint invention) may retain or release their IP rights in accordance with their respective policies and procedures. However, the Government shall retain a nonexclusive, non-transferable, irrevocable, royalty-free license to practice any such Subject Invention or have it practiced throughout the world by or on behalf of the Government.

6.7 PATENT EXPENSES. The expenses attendant to the filing of patent or other IP applications generally shall be paid by the Party filing such application. If an exclusive license to any Subject Invention is granted to the Collaborator, the Collaborator shall be responsible for all past and future out-of-pocket expenses in connection with the preparation, filing, prosecution and maintenance of any applications claiming such exclusively-licensed inventions and any patents or other IP grants that may issue on such application. The Collaborator may waive its exclusive license rights on any application, patent or other IP grant at any time, and incur no subsequent compensation obligation for that application, patent or IP grant.

6.8 PROSECUTION OF INTELLECTUAL PROPERTY APPLICATIONS. Within one month of receipt or filing, each Party shall provide the other Party with copies of the applications and all documents received from or filed with the relevant patent or other IP office in connection with the prosecution of such applications. Each party shall also provide the other Party with the power to inspect and make copies of all documents retained in the patent or other IP application files by the applicable patent or other IP office. Where licensing is contemplated by collaborator, the Parties agree to consult with each other with respect to the prosecution of applications for PHS Subject Inventions described in
         Article 6.3 and joint subject Inventions described in Article 6.4. If the Collaborator elects to file and prosecute IP applications on joint Subject Inventions pursuant to Article, PHS will be granted an associate power of attorney (or its equivalent) on such IP applications.

ARTICLE 7.  LICENSING

7.1 OPTION FOR COMMERCIALIZATION LICENSE. With respect to Government IP rights to any Subject Invention not made solely by the Collaborator's employees for which a patent or other IP application is filed, PHS hereby grants to the Collaborator an exclusive option to elect an exclusive or nonexclusive commercialization license, which is substantially in the form of the appropriate model PHS license agreement. This option does not apply to Subject Inventions conceived prior to the effective date of this CRADA that are reduced to practice under this CRADA, if prior to that reduction to practice, PHS has filed a patent application on the invention and has licensed it or offered to license it to a third party. The terms of the license will fairly reflect the nature of the invention, the relative contributions of the Parties to the

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         invention and the CRADA, the risks incurred by the Collaborator and the costs of subsequent research and development needed to bring the invention to the marketplace. The field of use of the license will be commensurate with the scope of the RP.

7.2 EXERCISE OF LICENSE OPTION. The option of Article 7.1 must be exercised by written notice mailed within three (3) months after either (i) Collaborator receives written notice from PHS that the patent or other IP application has been filed; or (ii) the date Collaborator files such IP application. Exercise of this option by the Collaborator initiates a negotiation period that expires nine (9) months after the exercise of the option. If the last proposal by the Collaborator has not been responded to in writing by PHS within this nine (9) month period, the negotiation period shall be extended to expire one (1) month after PHS so responds, during which month the Collaborator may accept in writing the final license proposal of PHS. In the absence of such acceptance, or an extension of the time limits by PHS, PHS will be free to license such IP rights to others. In the event that the Collaborator elects the option for an exclusive license, but no such license is executed during the negotiation period, PHS agrees not to make an offer for an exclusive license on more favorable terms to a third party for a period of six (6) months without first offering Collaborator those more favorable terms. These times may be extended at the sole discretion of PHS upon good cause shown in writing by the Collaborator.

7.3 LICENSE FOR PHS EMPLOYEE INVENTIONS AND JOINT INVENTIONS. Pursuant to 15 U.S.C. Section 3710a(b)(1)(A), for Subject Inventions made under this CRADA by a PHS employee(s) or jointly by such employee(s) and employees of the Collaborator pursuant to Articles 6.3 and 7.4 and licensed pursuant to the option of Article 7.1, the Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the invention or have the invention practiced throughout the world by or on behalf of the Government.
         In the exercise of such license, the Government shall not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C.
         552(b)(4) or which would be considered as such if it had been obtained from a non-Federal party.

7.4 LICENSE IN COLLABORATOR INVENTIONS. Pursuant to 15 U.S.C. Section 3710a(b)(2), for inventions made solely by Collaborator employees under this CRADA pursuant to Article 6.2, the Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the invention or have the invention practiced throughout the world by or on behalf of the Government for research or other Government purposes.

7.5 THIRD PARTY LICENSE. Pursuant to 15 U.S.C. Section 3710a(b)(1)(B), if PHS grants an exclusive license to a Subject Invention made wholly by PHS employees or jointly with a Collaborator under this CRADA, pursuant to Articles 6.3 and 6.4, the Government shall retain the right to require the Collaborator to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use the invention in Collaborator's licensed field of use on terms that are reasonable under the circumstances; or if the Collaborator fails to grant such a license, to grant the license itself. The exercise of such rights by the Government shall only be in exceptional circumstances and only if the Government determines (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by Collaborator, (ii) the action is necessary to meet requirements for public use specified by Federal regulations, and such requirements are not reasonably satisfied by the Collaborator;
         or (iii) the Collaborator has failed to comply with an agreement containing provisions described in 15 U.S.C. 3710a(c)(4)(B). The determination made by the Government under this Article is subject to administrative appeal and judicial review under 35 U.S.C.203(2).

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7.6      JOINT INVENTIONS NOT EXCLUSIVELY LICENSED. In the event that the
         Collaborator does not acquire an exclusive commercialization license to IP rights in all fields in joint Subject Inventions described in
         Article 6.4, then each Party shall have the right to use the joint Subject Invention and to license its use to others in all fields not exclusively licensed to Collaborator. The Parties may agree to a joint licensing approach for such IP rights.

ARTICLE 8.  PROPRIETARY RIGHTS AND PUBLICATION

8.1 RIGHTS OF ACCESS. PHS and the Collaborator agree to exchange all Subject Data produced in the course of research under this CRADA. Research Materials will be shared equally by the Parties to the CRADA unless other disposition is agreed to by the Parties. All parties to this CRADA will be free to utilize Subject Data and Research Materials for their own purposes, consistent with their obligations under this CRADA.

8.2 OWNERSHIP OF SUBJECT DATA AND RESEARCH MATERIALS. Subject to the sharing requirements of paragraph 8.1 and the regulatory filing requirements of Paragraph 8.3, the producing Party will retain ownership of and title to all Subject Inventions, all Subject Data and all Research Materials produced solely by their investigators. Jointly developed Subject Inventions, Subject Data and Research Materials will be jointly owned.

8.3 DISSEMINATION OF SUBJECT DATA AND RESEARCH MATERIALS. To the extend permitted by law, the Collaborator and PHS agree to use reasonable efforts to keep subject Data and Research Materials confidential until published or until corresponding patent applications are filed. Any information that would identify human subjects of research or patients will always be maintained confidentially. To the extent permitted by law, the Collaborator shall have the exclusive right to use any and all CRADA Subject Data in and for any regulatory filing by or on behalf of Collaborator, except that PHS shall have the exclusive right to use Subject Data for that purpose, and authorize others to do so, if the CRADA is terminated or if Collaborator abandons its commercialization efforts.

8.4 PROPRIETARY/CONFIDENTIAL INFORMATION. Each Party agrees to limit its disclosure of Proprietary/Confidential Information to the amount necessary to carry out the Research Plan of this CRADA, and shall place a confidentiality notice on all such information. Confidential oral communications shall be reduced to writing within 30 days by the disclosing Party. Each Party receiving Proprietary/Confidential Information agrees that any information so designated shall be used by it only for the purposes described in the attached Research Plan. Any Party may object to the designation of information as Proprietary/Confidential Information by another Party. Subject Data and Research Materials developed solely by the Collaborator may be designated as Proprietary/Confidential Information when they are wholly separable from the Subject Data and Research Materials developed jointly with PHS investigators, and advance designation of such data and material categories is set forth in the RP. The exchange of other confidential information, e.g., patient-identifying data, should be similarly limited and treated. Jointly developed Subject Data and Research Material derived from the Research Plan may be disclosed by Collaborator to a third party under a confidentiality agreement for the purpose of possible sublicensing pursuant to the Licensing Agreement and subject to Article 8.7.

8.5      PROTECTION OF PROPRIETARY/CONFIDENTIAL INFORMATION.
         Proprietary/Confidential Information shall not be disclosed, copied, reproduced or otherwise made available to any other person or entity without the consent of the owning Party except as required under court order or the

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         Freedom of Information Act (5 U.S.C. 552). Each Party agrees to use its best efforts to maintain the confidentiality of Proprietary/Confidential Information. Each Party agrees that the other Party is not liable for the disclosure of Proprietary/Confidential Information which, after notice to and consultation with the concerned Party, the other Party in possession of the Proprietary/Confidential Information determines may not be lawfully withheld, provided the concerned Party has been given an opportunity to seek a court order to enjoin disclosure.

8.6 DURATION OF CONFIDENTIALITY OBLIGATION. The obligation to maintain the confidentiality of Proprietary/Confidential Information shall expire at the earlier of the date when the information is no longer Proprietary Information as defined in Article 2.5 or three (3) years after the expiration or termination date of this CRADA. The Collaborator may request an extension to this term when necessary to protect Proprietary/Confidential Information relating to products not yet commercialized.

8.7 PUBLICATION. The Parties are encouraged to make publicly available the results of their research. Before either Party submits a paper or abstract for publication or otherwise intends to publicly disclose information about a Subject Invention, Subject Data or Research Materials, the other Party shall be provided thirty (30) days to review the proposed publication or disclosure to assure that Proprietary/Confidential Information is protected. The publication or other disclosure shall be delayed for up to thirty (30) additional days upon written request by any Party as necessary to preserve U.S. or foreign patent or other IP rights.

ARTICLE 9.  REPRESENTATIONS AND WARRANTIES

9.1 REPRESENTATIONS AND WARRANTIES OF PHS. PHS hereby represents and warrants to the Collaborator that the official signing this CRADA has authority to do so.

9.2      REPRESENTATIONS AND WARRANTIES OF THE COLLABORATOR.

         (a) The Collaborator hereby represents and warrants to PHS that the Collaborator has the requisite power and authority to enter into this CRADA and to perform according to its terms, and that the Collaborator's official signing this CRADA has authority to do so. The Collaborator further represents that it is financially able to satisfy any funding commitments made in Appendix B.

         (b) The Collaborator certifies that the statements herein are true, complete, and accurate to the best of its knowledge. The Collaborator is aware that any false, fictitious, or fraudulent statements or claims may subject it to criminal, civil, or administrative penalties.

ARTICLE 10.  TERMINATION

10.1 TERMINATION BY MUTUAL CONSENT. PHS and the Collaborator may terminate this CRADA, or portions thereof, at any time by mutual written consent. In such event the Parties shall specify the disposition of all property, inventions, patent or other IP applications and other results of work accomplished or in progress, arising from or performed under this CRADA, all in accordance with the rights granted to the Parties under the terms of this Agreement.

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10.2     UNILATERAL TERMINATION. Either PHS or the Collaborator may unilaterally terminate this entire CRADA at anytime by giving written notice at least thirty (30) days prior to the desired termination date, and any rights accrued in property, patents or other IP rights shall be disposed of as provided in paragraph 10.1.

10.3 STAFFING. If this CRADA is mutually or unilaterally terminated prior to its expiration, funds will nevertheless remain available to PHS for continuing any staffing commitment made by the Collaborator pursuant to
         Article 5.1 above and Appendix B, if applicable, for a period of six
         (6) months after such termination. If there are insufficient funds to cover this expense, the Collaborator agrees to pay the difference.

10.4 NEW COMMITMENTS. No Party shall make new commitments related to this CRADA after a mutual termination or notice of a unilateral termination and shall, to the extent feasible, cancel all outstanding commitments and contracts by the termination date.

10.5 TERMINATION COSTS. Concurrently with the exchange of final reports pursuant to Articles 4.2 and 5.2, PHS shall submit to the Collaborator for payment a statement of all costs incurred prior to the date of termination and for all reasonable termination costs including the cost of returning Collaborator property or removal of abandoned property, for which Collaborator shall be responsible.

ARTICLE 11.  DISPUTES

11.1 SETTLEMENT. Any dispute arising under this CRADA which is not disposed of by agreement of the Principal Investigators shall be submitted jointly to the signatories of this CRADA. If the signatories are unable to jointly resolved the dispute within thirty (30) days after notification thereof, the Assistant Secretary for Health (or his/her designee or successor) shall propose a resolution. Nothing in this Article shall prevent any Party from pursuing any additional administrative remedies that may be available and, after exhaustion of such administrative remedies, pursuing all available judicial remedies.

11.2 CONTINUATION OF WORK. Pending the resolution of any dispute or claim pursuant to this Article, the Parties agree that performance of all obligations shall be pursued diligently in accordance with the direction of the PHS signatory.

ARTICLE 12.  LIABILITY

12.1 PROPERTY. The U.S. Government shall not be responsible for damages to any Collaborator property provided to PHS, where Collaborator retains title to the property, or any property acquired by Collaborator for its own use pursuant to this CRADA.

12.2 NO WARRANTIES. EXCEPT AS SPECIFICALLY STATED IN ARTICLE 9, THE PARTIES MAKE NO EXPRESS OR IMPLIED WARRANTY AS TO ANY MATTER WHATSOEVER, INCLUDING THE CONDITIONS OF THE RESEARCH OR ANY INVENTION OR PRODUCT, WHETHER TANGIBLE OR INTANGIBLE, MADE, OR DEVELOPED UNDER THIS CRADA, OR THE OWNERSHIP, MERCHANTABILITY, OR

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         FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR ANY INVENTION
         OR PRODUCT.

12.3 INDEMNIFICATION. The Collaborator agrees to hold the U.S. Government harmless and to indemnify the Government for all liabilities, demands, damages, expenses and losses arising out of the use by the Collaborator for any purpose of any Subject Data, Research Materials and/or Subject Inventions produced in whole or part by PHS employees under this CRADA, unless due to the negligence or willful misconduct of PHS, its employees, or agents. The Collaborator shall be liable for any claims or damages it incurs in connection with this CRADA. PHS has no authority to indemnify the Collaborator.

12.4 FORCE MAJEURE. Neither Party shall be liable for any unforeseeable event beyond its reasonable control not caused by the fault or negligence of such Party, which causes such Party to be unable to perform its obligations under this CRADA, and which it has been unable to overcome by the exercise of due diligence. In the event of the occurrence of such a FORCE MAJEURE event, the Party unable to perform shall promptly notify the other Party. It shall further use its best efforts to resume performance as quickly as possible and shall suspend performance only for such period of time as necessary as a result of the FORCE MAJEURE event.

ARTICLE 13.  MISCELLANEOUS

13.1 GOVERNING LAW. The construction, validity, performance and effect of this CRADA shall be governed by Federal law, as applied by the Federal Courts in the District of Columbia. Federal law and regulations will preempt any conflicting or inconsistent provisions in this CRADA.

13.2 ENTIRE AGREEMENT. This CRADA constitutes the entire agreement between the Parties concerning the subject matter of this CRADA and supersedes any prior understanding or written or oral agreement.

13.3 HEADINGS. Titles and headings of the articles and subarticles of this CRADA are for convenient reference only, do not form a part of this CRADA, and shall in no way affect its interpretations. The PHS component that is the Party for all purposes of this CRADA is the Bureau(s), Institute(s), Center(s) or Division(s) listed on the Cover Page herein.

13.4 WAIVERS. None of the provisions of this CRADA shall be considered waived by the Party unless such waiver is given in writing to the other Party. The failure of a Party to insist upon strict performance of any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law, shall not be deemed a waiver of any rights of any Party.

13.5 SEVERABILITY. The illegality or invalidity of any provisions of this CRADA shall not impair, affect, or invalidate the other provisions of this CRADA.

13.6 AMENDMENTS. If either Party desires a modification to this CRADA, the Parties shall, upon reasonable notice of the proposed modification or extension by the Party desiring the change, confer in good faith to determine the desirability of such modification or extension. Such modification shall not be effective until a written amendment is signed by the signatories to this CRADA or by representatives duly authorized to execute such amendment.

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13.7     ASSIGNMENT. Neither this CRADA nor any rights or obligations of any
         Party hereunder shall be assigned or otherwise transferred by either Party without the prior written consent of the other Party.

13.8 NOTICES. All notices pertaining to or required by this CRADA shall be in writing and shall be signed by an authorized representative and shall be delivered by hand or sent by certified mail, return receipt requested, with postage prepaid, to the addresses indicated on the signature page for each Party. Notices regarding the exercise of license options shall be made pursuant to Article 7.2. Any Party may change such address by notice given to the other Party in the manner set forth above.

13.9 INDEPENDENT CONTRACTORS. The relationship of the Parties to this CRADA is that of independent contractors and not agents of each other or joint ventures or partners. Each Party shall maintain sole and exclusive control over its personnel and operations. Collaborator employees who will be working at PHS facilities may be asked to sign a Guest Researcher or Special Volunteer Agreement appropriately modified in view of the terms of this CRADA.

13.10 USE OF NAME OR ENDORSEMENTS. By entering into this CRADA, PHS does not directly or indirectly endorse any product or service provided, or to be provided, whether directly or indirectly related to either this CRADA or to any patent or other IP license or agreement which implements this CRADA by its successors, assignees, or licensees. The Collaborator shall not in any way state or imply that this CRADA is an endorsement of any such product or service by the U.S. Government or any of its organizational units or employees. Collaborator issued press releases that reference or rely upon the work of PHS under this CRADA shall be made available to PHS at least seven (7) days prior to publication for review and comment.

13.11 EXCEPTIONS TO THIS CRADA. Any exceptions or modifications to this CRADA that are agreed to by the Parties prior to their execution of this CRADA are set forth in Appendix C.

13.12 REASONABLE CONSENT. Whenever a Party's consent or permission is required under this CRADA, such consent or permission shall not be unreasonably withheld.

ARTICLE 14.  DURATION OF AGREEMENT

14.1 DURATION. It is mutually recognized that the duration of this project cannot be rigidly defined in advance, and that the contemplated time periods for various phases of the RP are only good faith guidelines subject to adjustment by mutual agreement to fit circumstances as the RP proceeds. In no case will the term of this CRADA extend beyond the term indicated in the RP unless it is revised in accordance with
         Article 13.6

14.2 SURVIVABILITY. The provisions of Articles 4-2, 5-8, 10.3-10.5, 11.1, 12.2-12.4, 13.1, 13.10 and 14.2 shall survive the termination of this CRADA.


                          SIGNATURES BEGIN ON THE NEXT PAGE

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                                   SIGNATURES


FOR PHS:


/s/ Alan Rabson, M.D.                                                   5/14/99
--------------------                                                    -------
Alan Rabson, M.D.                                                       Date
Deputy Director, NCI

Mailing Address for Notices:

Technology Development and Commercialization Branch
National Cancer Institute
Executive Plaza South, Room 450
6120 Executive Blvd.
Rockville, MD 20852


FOR NeoPharm, Inc.:


/s/ Dr. Aquilur Rahman                                             5/19/99
----------------------                                             -------
Dr. Aquilur Rahman                                                 Date
Chief Scientific Officer
NeoPharm, Inc.

Mailing Address for Notices:

NeoPharm, Inc.
100 Corporate North
Bannockburn, IL 60015

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                                   APPENDIX A
                                  RESEARCH PLAN




                                 Title of CRADA

         Drug and Method for the Therapeutic Treatment of Ovarian Cancer and
                           Mesotheliomas SS(ds Fv)-PE38


                           NIH Principal Investigator
                                 Dr. Ira Pastan
                     Chief, Laboratory of Molecular Biology
                           Division of Basic Sciences
                            National Cancer Institute
                          National Institutes of Health


                      NeoPharm Inc. Principal Investigator
                               Dr. Aquilur Rahman
                            Chief Scientific Officer
                                 NeoPharm, Inc.

                                  Term of CRADA
                                   Four Years


ABSTRACT (for publication):

NeoPharm and NCI will collaborate to identify cancer cells expressing mesothelin, to develop an immunotoxin/liposome pharmaceutical directed against mesothelin expressed on cancer cells, and to develop preclinical data for the use of this combination as a therapy for a variety of malignancies.

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GOALS

The goals of this CRADA are to:

1) Determine the effectiveness of SS(ds Fv)-PE38 against a variety of tumors expressing mesothelin, both in vivo and in vitro.

2) To identify other potential tumor types which expresses mesothelin antigen such as pancreatic cancers, gastric cancer and colon cancers, etc.

3) To identify the toxicity of this immunotoxin protein in at lest two animal species by administering graded doses intravenously, and to define the LD10, LD50 and LD90 doses in animals.

4) To develop a liposomal delivery system for the immunotoxin SS(ds Fv)-PE38 as a new modality of treatment for cancer chemotherapy, using NeoPharm's proprietary lipid compositions.

5) To determine the effectiveness of the immunotoxin SS(ds Fv)-PE38 on MDR (Multiple Drug Resistant) cancer cells.

INTRODUCTION

Ovarian cancer is one of the leading causes of death in women. It is estimated that of the 27,000 women diagnosed with ovarian cancer, over 15,000 of them will die of cancer in 1998. The vast majority of ovarian cancers are found in post-menopausal women with 15-20% discovered in pre-menopausal women (1). The median age for epithelial ovarian cancer, the most common histologic type, is between the age of 60-65 years. However, ovarian cancer is one of the most treatable solid tumors since the majority are sensitive to chemotherapy regimens. Hence, a reliable means of early detection for ovarian cancer is highly warranted. The discovery of a non-metastatic malignancy usually relies on pelvic examination, but even small tumors may have metastasized by the time they are palpated.

Potentially ovarian cancer represents the disease type which could be treated by immunotherapy since the ovaries are always removed during surgery for this disease and reactivity with normal ovarian tissue is not a problem. Several antibodies that recognize differentiation antigens on ovarian cancer cells have been generated. One of these is OC125 which recognizes the CA125 antigen (2). CA125 antigen is a high molecular weight glycoprotein that is shed by ovarian cancer cells and has been an effective tool for the diagnosis of ovarian cancer. However, immunotherapy cannot be directed with this antigen since CA125 is shed into the blood stream. Another antigen for ovarian cancer is MOV18, which recognizes the folate binding proteins (3). Though this protein is abundant in ovarian cancers, unfortunately this protein is also significantly expressed in the kidneys, hence specific immunotherapy is very much limited. For successful immunotherapy, the antigen has to be specific for ovarian cancer and other cancers and should have minimal levels of that protein in normal tissues.

BACKGROUND RESEARCH - LABORATORY OF MOLECULAR BIOLOGY

In an effect to obtain high affinity binding antibody, Pastan et al. immunized mice with DNA encoding mesothelin. With the help of novel molecular biology technology and persistent efforts, they were able

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to obtain single chain Fv (sc Fv) that bind specifically to recombinant mesothelin and cells carrying mesothelin antigen with high affinity. Further experiments were performed to use sc Fv and to construct an immunotoxin by genetically fusing it with a truncated mutant Pseudomonas exotoxin A. It was shown that the purified immunotoxin binds to mesothelin antigen expressed on cells with a high affinity and is internalized effectively to produce cytotoxicity in mesothelin expressing cells in picomole concentration (8).

Further improvement for this immunotoxin was carried out by Pastan and colleagues and produced SS(ds Fv)-PE38 as a recombinant immunotoxin comprising the single-stranded, disulfide linked Fv region of an anti-mesothelin antibody (named SS) genetically linked to the 38 kDa truncated form of Pseudomonas exotoxin, PE38. The construction is stabilized by the engineering of a disulfide bond between the two Fv domains in the framework region of the immunoglobin. The toxin moiety is molecularly attached to the c-terminus of the domain. This recombinant immunotoxin has been produced from cytoplasmic inclusion bodies in separate E. coli cultures containing the expression plasmid with the coding region for either the VH-PE38 or VL chains. The recombinant immunotoxin thus produced is quite stable at 37DEG.C and has extremely high binding affinity to mesothelin expressing cells. The recombinant immunotoxin was found to have significantly high cytotoxicity in human ovarian cancer cell line A431 that was transfected with the cDNA of mesothelin. This cell line was inject subcutaneously into immunodeficient mice to produce tumors. When the tumor mass reached about 50mm(3), the animals were injected i.v. with 5, 8 and 10 mg of SS(ds Fv)-PE38 every other day x3. At each dose of SS(ds Fv)-PE38 a complete response rate of tumor was observed in mice. These studies demonstrate that the recombinant immunotoxin can be effectively utilized as a therapeutic modality in ovarian cancer, head and neck cancer and other cancers which express mesothelin antigen.

Domain Ia of PE can be deleted, thus producing a 40-KDa protein (PE40) that has minimal low cellular and animal cytotoxicity because it cannot bind to cellular receptors (15). PE40 has also been used to make recombinant chimeric toxins by fusing DNA fragments encoding growth factors, antibody combining sites, or other recognition elements to the PE40 gene. The gene encoding of such chimeric toxin is expressed in E. coli, from which source the chimeric toxin is purified. Further deletion mapping studies have produced a derivative of PE, PE38, in which domain la (amino acid 1-252) and amino acids 365-380 of PE are deleted
(16).

The initial work was performed to demonstrate that an antibody linked to exotoxin has much more specificity and cytotoxicity to human solid tumors. These studies utilized B3 monoclonal antibody chemically linked to PE38 and the chimeric protein was termed as LMB-I. Immunotoxin LMB-I was found to produce complete regression of human tumor xengrafts implanted in immunodeficient mice
(17). Recently, a Phase I clinical trial of this immunotoxin was completed in 38 patients with solid tumors. LMB-1 was found to be quite effective in patients who had failed conventional therapy. In this trial, anti-tumor activity was observed in 5 patients and 18 patients had stable disease. This is the first clinical observation where the immunotoxin has shown activity in solid tumors. However, the chimeric molecule exhibited vasculature leakage syndrome as major toxicity which was manifested as hypoalbuminemia, fluid retention, hypotension and pulmonary edema.

Basic research is being extended by Dr. Pastan and his colleagues to extend the therapeutic application of Pseudomonas exotoxin and the recombinant monoclonal antibodies, which has resulted in the development of present technology, SS(ds
Fv)PE 38. This CRADA application is based on the further development of this technology.

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BACKGROUND RESEARCH - NEOPHARM, INC.

Liposomes, as a drug delivery system, have been adopted increasingly in recent years primarily to modify toxicities and pharmacokinetics of encapsulated drugs. The precise liposome composition is critical for assuring drug stability, modifying drug kinetics in vivo and even introducing unanticipated pharmacologic properties. NeoPharm will develop an optimal liposome delivery system for immunotoxin SS(ds Fv)-PE38 with its proprietary technology. NeoPharm has extensive expertise in the area of liposomes and in fact NeoPharm was founded on the premise of exploiting the liposomal carrier system for a number of important anti-cancer drugs. The Company has half a dozen patents for important anti-cancer drugs and has two products in Phase I and Phase II trials.

The anthracycline antibiotic, doxorubicin, is one of the most important anti-tumor agents demonstrating activity for a wide range of solid tumors. However, doxorubicin produces treatment-limiting delayed cardiotoxicity which is manifested in the form of congestive heart failure (18). It has been demonstrated that liposomes as carriers of doxorubicin offer important advantages with regard to the attenuation of the dose dependant cardiotoxicity apparently due in part to the reduced uptake of liposome entrapped drug in cardiac tissue (19). It has been further demonstrated that chronically administered doxorubicin entrapped in cardiolipin liposomes completely protects from drug-induced cardiotoxicity in beagle dogs (20). At the same time, liposome encapsulated doxorubicin (LED) had equivalent or greater anti-tumor activity than conventional doxorubicin against various murine tumor models (21).

Based on the extensive preclinical studies, a Phase I clinical trial was performed with NeoPharm's formulation of LED in patients with advanced malignancies (22). This Phase I trial demonstrated that the maximum tolerated dose of LED to be 90 mg/m(2) with dose limiting granulocytopenia.

Phase II studies of liposome encapsulated doxorubicin were performed in advanced breast cancer patients at doses of 60-75 mg/m(2) every three weeks
(23). Objective responses were noted in 9 of 20 patients and 5 of those patients were complete responders of the disease. In this Phase II trial, hematological and non-hematological toxicities were extremely mild. Twelve of the 20 patients had cumulative doses of GREATER THAN 400 mg/m(2) with no incidence of cardiotoxicity or decrease in left ventricular ejection fraction. In this trial, five patients who have received doses of 600 mg/m(2) underwent endomyuocardial biopsies: four of these had Billinghem grade 0 and one patient had grade 1 histophathology. In addition, the acute treatment-limiting toxicities such as mucositis and gastrointestinal toxicities observed with free doxorubicin were minimally observed with LED
(23).

NeoPharm has performed substantial improvement in the formulation of LED. The improvement in formulation has resulted in a very convenient and simple industrial scale-up process of LED (24). With this newly scaled-up LED preparation, NeoPharm has started a multi-center Phase II trial in hormone refractory prostate cancer patients. The initial Phase II trial of LED in prostate cancer demonstrates a significant activity of this modality of treatment as represented by decrease in PSA levels, decrease in pain intensity of the bones and overall substantial increase in the quality of life of prostate cancer patients.

RESEARCH PLAN

1.  EFFICACY EVALUATION, IN VITRO AND IN VIVO

The studies performed by Pastan et al (4) described the presence of mesothelin as antigen on the surface of ovarian cancer and squamous cell carcinoma. They created a small chain monoclonal, SS(ds Fv), which binds specifically to mesothelin-expressing cells and the antibody-antigen complex is effectively internalized in the cells. The recombinant monoclonal gene is then fused with the truncated PE38 toxin gene to produce a gene which expresses immunotoxin SS(ds Fv)-PE38. The immunotoxin is then expressed in E. coli and is obtained from the inclusion bodies and purified. Based on this technology, the immunotoxin has been extracted in sufficient quantities to perform the IN VITRO experiments in several human cell lines to define the therapeutic potential of this technology. It has been demonstrated that the immunotoxin SS(ds Fv)-PE38 is cytotoxic in picomole concentration to human ovarian cancer cells. These are highly exciting observations since mesothelin antigens are very exclusively expressed by the human solid tumors such as ovarian cancer and head and neck cancers and not by the normal cells of the body so far examined. Hence, specific targeting to tumor sites with this immunotoxin should be more effective while avoiding the toxicities to the normal cells. This modality of treatment in cancer chemotherapy will be potentially preferred since treatment limiting toxicities of anticancer drugs are the major obstacles for the successful management of the disease. At present the technology describes the IN VITRO application, however, some preliminary IN VIVO efficacy data recently became available. Hence, a major thrust of this CRADA will be to a) define whether immunotoxin is as effective IN VIVO as IN VITRO in a variety of tumors expressing mesothelin antigen, and b) to identify other potential tumor types which express mesothelin antigen such as pancreatic cancers, gastric cancer and colon cancers, etc.

The IN VIVO therapeutic evaluation of the immunotoxin SS(ds Fv)-PE38 will be performed in nude mice implanted with ovarian cancer cells (OVCAR) and head and neck cancer cells (SQ20B). These tumor cells will be implanted subcutaneously and when the tumor mass becomes about 50 mm(3) mice will be randomly divided in a group often and will be injected intravenously with this immunotoxin. The immunotoxin doses will range from 0.5-2.0 mg/kg and will be administered three times at alternate days. The tumor volumes will be calculated based on the formula, volume -- (length) x (width)(2)
2 x (0.4). These doses will give a determination of minimal effective dose, most optimal dose as well as toxic therapeutic dose. The mice will be observed till day 60. This experiment will determine the effectiveness of this modality of treatment in delaying the growth of the tumor, in completely curing the mice with tumor and also the cure rate of tumor with associated toxicities.

2.  IN VIVO TOXICITY EVALUATION

NeoPharm will identify the toxicity of this immunotoxin protein in at least two animal species by administering graded doses i.v., and will define the LD10, LD50 and LD90 doses in animals. In addition NeoPharm will obtain a complete hematology and blood chemistry profile at each dose level in the animals. A complete histopathologic evaluation will be performed to identify organs which could be at risk with this modality of treatment.

It is possible that the immunotoxin SS(ds Fv)-PE38 would bind and internalize nonspecifically into normal tissues, particularly the liver, thus adversely compromising the therapeutic potential of this modality of treatment. Further, a safe starting dose for clinical trial in humans will be derived by the

LD10 doses in mice and rats. Hence, nude mice will be injected i.v. with this immunotoxin at doses of 0.5-2.0 mg/kg on day 1, 3 and 5, having 10 mice at each dose level. Four days after the last dose, half of the mice in each group will be bled by orbital sinus, blood will be collected and hematology and chemistries will be performed. Mice will then be sacrificed by cervical dislocation and tissues will be fixed in formalin for histopathologic evaluation. The blood chemistry determination will define the alterations in liver function tests as well as any abnormalities in metabolic processes. The tissues such as liver, spleen, heart, lungs and GI tract with potential abnormalities will identify the possible non-specific binding of this immunotoxin to these organs and pathological lesions observed therein.

A major concern with this immunotoxin is the manifestation of VASCULATURE LEAKAGE SYNDROME. VLS. This phenomenon has been observed with other immunotoxins such as LMB-I. Though the chimeric protein LMB-I is much bigger than the immunotoxin SS(ds Fv)-PE38, it is hoped that manifestations of VLS will be minimal with this agent. The occurrence of this syndrome in mice and rats will be evaluated by histopathologic determinations established in Dr. Pastan's laboratory.

The dose range selected with this immunotoxin SS(ds Fv)-PE38 will define the LD10 and LD50 dose in nude mice. The understanding of these doses will define the safe starting dose of this immunotoxin in humans. THE SAME STUDIES WILL BE PERFORMED IN RATS AT EQUIVALENT DOSES OF MICE. With the mutual concurrence of NeoPharm, Dr. Pastan and his coworkers at NCI, if needed, large animal studies will be added by amendment, in accordance with Article 13.6, to facilitate an IND application for clinical trials.

3.  PHARMACOKINETIC STUDIES

The pharmacokinetic studies of the immunotoxin SS(ds Fv)-PE38 will be performed in normal mice i.v. at a single maximum tolerated dose. For this study, four mice at each time point will be used and will be bled from orbital sinus and blood will be collected at 2, 5, 10, 15, 20, 30, 60 and 120 minutes and at 4, 6 and 24 hours. The serum will be separated and stored at -70 DEG. C before the determination and immunotoxin levels. Levels of recombinant immunotoxin will be determined by their cytotoxic activity toward ovarian cancer cells, A431/KS expressing mesothelin antigen, using a standard curve generated by the cytotoxic activity of purified immunotoxin toward A431 cells. (These methods are well established in the Laboratory of Molecular Biology).

4. DEVELOPMENT OF SS(ds Fv)-PE38 IMMUNOTOXIN AS A LIPOSOME ENCAPSULATED MODALITY OF TREATMENT FOR OVARIAN CANCER

NeoPharm will develop a liposomal delivery system for the immunotoxin SS(ds
Fv)-PE38 as a new modality of treatment for cancer chemotherapy, using proprietary lipid compositions. This goal will be achieved by different strategies. The first attempt will attempt to encapsulate the monoclonal MabKI in liposomes. Previous studies by Pastan, et al (7) have demonstrated that this monoclonal binds to the mesothelin antigen on the ovarian cancer cells but fails to be internalized in the cells in sufficient quantities to be immunotoxic. Since liposomes are internalized by a different process, it is possible that the immonoliposomes thus formed, have sufficient capacity to penetrate the target cells. The specificity of immunoliposomes to bind to the cells will be dictated by the monoclonal portion of the liposomes thus becoming a targeted delivery system exhibiting minimal non-specific binding to antigen depleted cell types. The binding capacity and cytotoxicity of these immunoliposomes will be measured in A431 ovarian cancer cells expressing high amounts of mesothelin antigen.

Another approach will be to incorporate a cancer therapeutic agent such as doxorubicin inside the immunoliposomes provided there is enough binding of these liposomes to the target cells.

NeoPharm has developed a unique system of encapsulating doxorubicin in cardiolipin containing liposomes. It only requires the mixing of free doxorubicin solution with cardiolipin containing liposomes and this simple process provides GREATER THAN 90% encapsulation of the drug inside the liposomes. By this method, immunoliposomes will be prepared with entrapped doxorubicin. Upon exposure of these liposomes, optimal binding to A431 cells should be achieved because of the monoclonal specificity and subsequent internalization should produce desired toxicity to the A431 ovarian cancer cells. If this is achieved, it will represent a unique and very effective delivery system for cancer chemotherapeutic agents to the target cancer cells. Dependent on the success of the process, the IN VIVO therapeutic evaluation of the immuno chemotherapeutic liposomes will be performed in nude mice bearing ovarian cancer. In addition, a detailed toxicity evaluation will be performed of these liposomes in dose-dependent and schedule-dependent administration in mice.

Another approach to developing the liposomal delivery system for the immunotoxin will be directed to encapsulate the whole SS(ds Fv)-PE38 molecule into the liposomes. As the technology indicates, the monoclonal portion of the molecule will be outside the lipid bilayers and the remainder of the molecule inside the aqueous environment of the liposomes. This should facilitate the specific SS (ds
Fv)-PE38 interaction with the mesothelin antigen. The antibody-antigen complex should be internalized efficiently as observed in previous studies (7). This liposomal delivery system should provide a further protection from non-specific toxicities which may be associated with this immunotoxin. The goal of using liposomes as a drug delivery system involves a high concentration and/or long duration of action at a target site, where beneficial effects may occur while maintaining a low concentration and/or reduced duration at other sites, where adverse effects may occur. Such an objective requires altering the organ distribution of the drug substantially. Extensive studies have demonstrated that liposomes can significantly alter the pharmacokinetic and organ distribution of the encapsulated drugs. A favorable distribution profile of these immunotoxin liposomes in the body can be expected. NeoPharm will perform an extensive pharmacologic, therapeutic and toxicologic evaluation of these liposomes in mice, followed by large animal studies to expedite clinical evaluation of these liposomes.

All the studies on liposome delivery will be performed jointly by Dr. Ira Pastan and his coworkers at NCI, and NeoPharm's scientists. These projects will develop a close working relationship between the NCI and NeoPharm which will facilitate the clinical and commercial development of these modalities of treatment.

5.  DETERMINATION OF MESOTHELIN ANTIGEN ON MULTIDRUG-RESISTANT CELLS

The studies performed by Dr. Pastan and his coworkers have described the specific expression of a differentiation antigen present on the surface of ovarian cancers, meotheliomas and several other types of human cancers. The absence or low level expression of mesothelin antigen on T-cells, B-cells and bone marrow cells makes the immunotoxin SS(ds Fv)-PE38 as a specific target for cancel cells expressing this antigen. This specificity between the novelty of this modality of treatment as a preferred chemotherapeutic agent.

It is highly desirable that studies are conducted to determine whether multiple drug resistant cancer cells also express the mesothelin antigen. The phenomenon of multidrug-resistance (MDR) is observed in those cancer cells which have been exposed to chemotherapeutic agents and is related to major treatment failures in cancer patients. In addition, the emergence of MDR is demonstrated in ovarian, breast, kidney, colon and pancreatic cancer patients who have not been treated with any chemotherapy protocols.

The dominant feature of the MDR phenotype is the reduced accumulation of the drugs involved. For a given extracellular drug concentration, multidrug-resistance cells maintain a lower intracellular drug level than the drug sensitive parental cells. While this could result from either a decreased influx or an increased efflux or both (25), several studies have shown that the influx of many drugs involved in MDR occurs by unmediated diffusion, whereas efflux is mediated by an energy-dependent pump. The apparent reason for this failure of drug accumulation is that these cells express a protein at the cell surface which prevents the drugs from accumulating within the cell. Juliano and Ling (26) first detected this protein in the cell membranes of MDR phenotype cells and named it P-glycoprotein. P-glycoprotein has a molecular weight of about 170,000 and is both phosphorylated and glycosylated. This protein was not expressed in the drug sensitive parental CHO (Chinese Hamster Ovary) cells from which the MDR phenotype was derived. Monoclonal antibodies raised against plasma membranes from multidrug-resistant CHO cells detect an increased amount of a surface component with an apparent molecular mass identical to the CHO P-glycoprotein in multidrug-resistant hamster, mouse and human cell lines (15). Thus, P-glycoprotein is conserved both in molecular size and immunogenicity among mammalian species. In any series of multidrug-resistant cells lines, the degree of drug resistance correlates with the amount of P-glycoprotein expressed. Studies involving over 20 multidrug-resistant cell lines from several species and isolated by various investigators have confirmed the intimate association of P-glycoprotein expression and multidrug-resistance (27).

Multidrug-resistance is often associated with cytogenic changes, such as double minutes or homogenous staining regions in chromosomes, indicating the presence of gene amplification. In 1985, Riordan, Ling and co-workers (28) used a monoclonal antibody against the P-glycoprotein, P170, to clone the MDRI gene. Meanwhile, several investigators (29-32), using a variety of techniques, have isolated amplified DNA sequences from multidrug-resistant cells. Four of these groups have isolated sequences homologous to the P170 gene and found them to be amplified and overexpressed in multidrug-resistant cells. Transfection studies with both genomic and cDNA copies of the MDR gene have confirmed that is confers the MDR phenotype to the recipient cells (31, 32), although the degree of resistance is considerably less than in naturally selected resistant cell lines. The expression of drug resistance via P-glycoprotein is believed to reside in its ability to function as an ATP-dependent drug efflux pump. Hence, any modality of treatment which can overcome the MDR in cancer cells is highly preferred.

It is very probably that MDR phenotype cells also express abundantly mesothelin protein. If such is the case, the immunotoxin SS(ds Fv)-PE38 can be specifically targeted to these cancer cells very effectively. Hence, it is a goal of this CRADA to investigate the presence of mesothelin antigen in SKVLB cells which are the Vinblastin-resistant phenotype of SKOV3 ovarian cancer cells as well as in MCF-7/ADR cells which are derived from sensitive breast cancer cells MCF-7 and made drug-resistant with adriamycin (doxorubicin). The differential expressing of mesothelin protein in parental and resistant phenotype cells will be determined by affinity binding studies well established in Dr. Pastan's laboratory. Additional cell lines of ovarian and head and neck cancer both parental and resistant phenotype will be evaluated for the differential expression of mesothelin antigen.

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If the mesothelin antigen is found to be in more abundance in MDR phenotype cells than parental cell lines, the immunotoxin SS(ds Fv)-PE38 can be quite effectively targeted to these phenotype cells. On the other hand, if equal number of mesothelin antigen is expressed in MDR phenotype cells as compared to parental cells, even then the MDR cells will be susceptible to the cytotoxic action of this immunotoxin. Hence, this immunotoxin can become a new modality of treatment for overcoming MDR. These studies will be performed in Dr. Pastan's laboratory and based on the outcome of these studies, further studies will be designed to perform the in vivo therapeutic evaluation in animals bearing the tumors derived from the MDR phenotype cells.

In addition, studies have demonstrated that liposomes of specific compositions modulate very effectively the MDR phenotype in LZ cells, a Chinese hamster cell line made resistant to doxorubicin, breast cancer resistant cells, MCF-7/ADR, ovarian cancer resistant cells, SKVLB, resistant promyelocytic leukemia cells, HL-60/VCR, and resistant colon cancer cells (33-36). In all these studies, the cellular drug uptake was 2 to 3 fold higher with liposome encapsulated drug exposure than with free drug. This modulation of drug resistance and enhanced cellular drug uptake is effected by the direct binding of liposomes to P-glycoprotein on the surface of MDR phenotype cells (35). Studies have shown that liposomes completely inhibited the photo affinity labeling of P-glycoprotein by azidopine in membrane vesicles of HL-60/VCR cells and in KB-CSV2 cells transfected with the human MDR gene. In addition, liposome encapsulated doxorubicin has been shown to modulate multidrug resistance in transgenic mice expressing a functional mdr-1 gene in the bone marrow (37). This capacity of liposomes to effectively overcome multidrug resistance in cancer cells will become an added tool for SS(ds Fv)-PE38 liposomes as a new modality of treatment in cancer chemotherapy.

6. IMPLEMENT PLANS TO INDEPENDENTLY SECURE FUTURE CONTINUING SUPPLIES OF SS(ds
Fv)-PE38 FOR PRECLINICAL AND CLINICAL DEVELOPMENT

The immunotoxin SS(ds Fv)-PE38 is extracted from Escherichia coli from the inclusion bodies. The process developed by Dr. Pastan and colleagues at NCI provides quantities which are sufficient for IN VITRO and in a limited scale for IN VIVO studies. However, for enlarged preclinical evaluation and for Phase I clinical use, the immunotoxin has to be produced in larger quantities under Good Laboratory Practice (cGLP) and Good Manufacturing Practice (cGMP). NeoPharm believes that this task can be easily achieved by contracting out the scale-up production. NeoPharm will select the site for scale-up production after the formal approval of this CRADA.

NeoPharm has substantial experience in the scale-up production of immunotoxin. A similar technology, IL-13 PE38QQR which has been licensed from FDA and NIH for the commercial and clinical development by NeoPharm is being produced in large scale at Advanced BioScience Laboratories. The cGLP derived fusion protein is now being evaluated in mice, rats and monkey for toxicological, pharmacologic and therapeutic activity in renal cell carcinoma and glioblastoma.

The scale-up production of this immunotoxin will be achieved with the full cooperation and participation of NCI personnel. The exact methodology of transfecting E. coli with the combined gene of recombinant monoclonal SS(ds Fv) and the exotoxin gene expressing PE38 will be provided to contract manufacturer. The manufacturer will perform this transfection, and induction in the E. coli which has grown in controlled and well characterized conditions. From the inclusion bodies of E. coli SS(ds Fv)-PE38 is extracted, purified by gel chromatography and HPLC and analyzed by Western Blot for biological characterization and cytotoxic characterization in A431/KS cells. The scale-up

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immunotoxin has to meet all the criteria which are established by Dr. Pastan's laboratory at NCI. It is expected that the production of SS(ds Fv)-PE38 at the contract facility would be sufficient in quality for preclinical and Phase I studies with this immunotoxin. In any situation, the investigators at NCI will interact closely with this pharmaceutical manufacturer and NeoPharm to validate the method and biologic activity of this immunotoxin with the established laboratory methods for commercial scale production.

              NEOPHARM'S QUALIFICATIONS, EXPERIENCES AND RESOURCES

NeoPharm is an emerging pharmaceutical company engaged in the research and development and commercialization of drugs for the diagnosis and treatment of various forms of cancer. The company has several drugs in Phase I and Phase II clinical evaluation. The Company's business strategy is to target drug development programs for those cancer types which do not respond to chemotherapy at present. The company has half dozen full employees and about 12 part-time employees and consultants currently devoted to clinical development, regulatory affairs and manufacturing. The major emphasis of the company is research and development of cancer drugs.


                                OTHER AGREEMENTS

CRADA CACR-157 Cooperative Research and Development
               Agreement for the Clinical Development of BUDR/IUDR, expired.

CRADA CACR-623 Interleukin-13-Pseudomonas Exotoxin as an
               Anticancer Agent: Amendment adding the National
               Cancer Institute as a Party, negotiating.

There are no MTAs or CDAs between LMB and NeoPharm.


                              INTELLECTUAL PROPERTY

PHS holds the domestic patent rights to the PE 38 exotoxin, US Patent #4,892,827. NeoPharm has licensed the following NIH patent applications:

08/776,271       60/067,175     06/911,227       08/077,252         09/002,753

NeoPharm holds numerous patents to its proprietary liposome technology.

               RESPECTIVE SCIENTIFIC CONTRIBUTIONS OF THE PARTIES

NCI WILL:

1)   Supply NeoPharm with expression plasmids to SS(ds Fv)-PE38.

2)   Supply a protocol to produce the recombinant immunotoxin.

3) Supply a master cell bank and a working cell bank that can be used for GMP production of SS(ds Fv)-PE38.

4)   Supply a protocol to grow the bacteria that express dsFv-PE38.

5)   Supply SS(ds Fv)-PE38 protein as a standard.

6) Test SS(ds Fv)-PE38 preparations that have been incorporated into liposomes by NeoPharm for bioactivity.

7) Collaborate in the design of toxicity studies in relevant animals for clinical development.

8)   Isolate new high-affinity forms of SS(ds Fv)-PE38.

9) Isolate mutants of SS(ds Fv)-PE38 that have better internalization properties without requiring a change in affinity.

10) Supply NeoPharm with antibodies to PE for use in assays for SS(ds Fv)-PE38 in blood.


NEOPHARM WILL:

1) Perform experiments to determine the efficacy of SS(ds Fv)-PE38 in vitro and in vivo.

2) Perform experiments to determine the toxicity of SS(ds Fv)-PE38 in mice and rats.

3)   Perform pharmacokinetic studies on SS(ds Fv)-PE38.

4) Develop a liposomal preparation of SS(ds Fv)-PE38 in NeoPharm's proprietary liposomal materials.

5) Perform experiments to identify mesothelin on multiple drug resistant cells and determine the efficacy of SS(ds Fv)-PE38 in killing them.

6)   Establish a GMP supply of SS(ds Fv)-PE38.

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84:804-805, (1992).

                                   APPENDIX B

               FINANCIAL AND STAFFING CONTRIBUTIONS OF THE PARTIES

LABORATORY OF MOLECULAR BIOLOGY (LMB), NCI:

LMB will provide scientific staff and other support as necessary to conduct the research outlined in Appendix A, Research Plan. It is estimated that Dr. Ira Pastan will devote 5% of his time to the CRADA. Other LMB scientific and technical staff will contribute the balance of the approximately 0.5 person-years per year to be committed to this CRADA project.

NEOPHARM, INC.:

NeoPharm will provide scientific staff and other support as necessary to conduct its research responsibilities outlined in Appendix A, Research Plan. It is estimated that Dr. Aquilur Rahman will devote approximately 5% of his time to this CRADA. Other NeoPharm scientific and technical staff will contribute the balance of the approximately 0.5 person-years per year to be committed to this CRADA project.

NeoPharm will provide $100,000 per year for four years, to be deposited to an NCI CAN account established for the administration of this CRADA, to support personnel, supplies, services and equipment.

A check in the amount of $50,000 payable to the National Cancer Institute will be provided to the NCI by NeoPharm upon execution of the CRADA and payments of $50,000 are due every six months thereafter. The check should indicate CRADA #784 and be sent to the NCI CRADA Funds Coordinator at 6120 Executive Boulevard, Executive Plaza South, Suite 450, Rockville, MD 20852.

In accordance with NIH policy, no full-time tenured NCI employees will be supported by funds provided to the NCI under this CRADA by NeoPharm. As precluded by the Federal Technology Transfer Act, no funds are being provided to NeoPharm by the NCI under this CRADA.

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                                   APPENDIX C

                             EXCEPTIONS AND CHANGES

There are no exceptions or changes to the CRADA.